Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statement on Form S-8 (No. 333-230861) pertaining to the 2018 Equity Incentive Plan and 2018 Employee Stock Purchase Plan of Domo, Inc. and

2.	Registration Statement on Form S-8 (No. 333-225978) pertaining to the 2018 Equity Incentive Plan, 2018 Employee Stock Purchase Plan and 2011 Equity Incentive Plan of Domo, Inc.;

of our report dated April 10, 2020, with respect to the consolidated financial statements of Domo, Inc. included in this Annual Report (Form 10-K) of Domo, Inc. for the year ended January 31, 2020.

/s/ Ernst & Young LLP
Salt Lake City, Utah
April 10, 2020